Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Results for the First Quarter of 2012

Houston, Texas (Wednesday, May 2, 2012) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2012.

First Quarter 2012 Highlights

•
Enterprise reported gross operating margin and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $1.1 billion, net income of $656 million and earnings per unit of $0.73 on a fully diluted basis.  Adjusted EBITDA and net income for the first quarter of 2012 included gains of $53 million, or $0.06 per unit on a fully diluted basis, from the sale of 26.3 million common units of Energy Transfer Equity, L.P. (“Energy Transfer Equity”  NYSE: ETE).  Net income for the first quarter of 2012 also included an income tax benefit of $47 million, or $0.05 per unit on a fully diluted basis, related to the conversion of certain subsidiaries to limited liability companies.  This compares to gross operating margin of $875 million, Adjusted EBITDA of $890 million, net income of $435 million and earnings per unit of $0.49 on a fully diluted basis for the first quarter of 2011.

	Three months ended March 31,
	2012	2011
($ in millions, except per unit amounts)
Gross operating margin(1)	$1,053	$875
Operating income	$749	$625
Net income (2)	$656	$435
Fully diluted earnings per unit (1) (2)	$0.73	$0.49
Adjusted EBITDA(1) (2)	$1,089	$890
Distributable cash flow(1)	$1,629	$694

(1)
Gross operating margin, Adjusted EBITDA and Distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

(2)
Adjusted EBITDA and net income for the first quarter of 2012 included gains of $53 million, or $0.06 per unit on a fully diluted basis, from the sale of 26.3 million common units of Energy Transfer Equity.  Net income for the first quarter of 2012 also included an income tax benefit of $47 million, or $0.05 per unit on a fully diluted basis.

•
Enterprise increased its cash distribution with respect to the first quarter of 2012 to $0.6275 per unit, or $2.51 per unit on an annualized basis, which represents a 5.0 percent increase from the distribution rate paid with respect to the first quarter of 2011.  This is the 31st consecutive quarterly increase and the 40th increase since the partnership’s initial public offering in 1998.  The distribution with respect to the first quarter of 2012 will be paid on May 9, 2012 to unitholders of record as of the close of business on April 30, 2012;

•
Enterprise reported record distributable cash flow of $1.6 billion for the first quarter of 2012, which provided 3.0 times coverage of the $0.6275 per unit cash distribution that will be paid to common unitholders.  Enterprise retained approximately $1.1 billion of distributable cash flow for the first quarter of 2012.  Distributable cash flow for the first quarter of 2012 included $976 million of net proceeds from the sale of 26.3 million common units of Energy Transfer Equity and a net cash loss of $78 million on the settlement of certain interest rate hedges most of which were associated with Enterprise’s February 2012 issuance of $750 million principal amount of 4.85 percent senior notes due 2042.  Excluding the proceeds from sales of Energy Transfer Equity common units and the payments to settle the interest rate hedges, distributable cash flow for the first quarter of 2012 would have been $731 million and provided 1.4 times coverage of the cash distribution declared with respect to the quarter;

•
Enterprise’s NGL, crude oil, refined products and petrochemical pipeline volumes for the first quarter of 2012 were 4.0 million barrels per day (“BPD”), which were 2 percent less than volumes in the first quarter of 2011.  Total natural gas pipeline volumes increased 9 percent to 14.0 trillion British thermal units per day (“TBtud”) for the first quarter of 2012.  NGL fractionation volumes for the first quarter of 2012 increased 13 percent to a record 623 thousand barrels per day (“MBPD”).  Equity NGL production for the first quarter of 2012 decreased 6 percent to 112 MBPD, while fee-based natural gas processing volumes for the first quarter of 2012 increased 12 percent to a record 4.1 billion cubic feet per day (“Bcfd”);

•	Enterprise made capital investments of approximately $1.0 billion during the first quarter of 2012, including $90 million of sustaining capital expenditures; and

•	Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under its revolving credit facility) at March 31, 2012 of approximately $3.6 billion.

“Enterprise’s geographic and business diversification served us well during the first quarter of 2012 as we reported near record financial results despite challenges in certain of our businesses,” stated Michael A. Creel, president and CEO of Enterprise.  “Our NGL Pipelines & Services and Onshore Natural Gas Pipelines & Services segments reported record gross operating margin on higher sales and natural gas processing margins; record fee-based natural gas processing and NGL fractionation volumes; and an increase in natural gas pipeline volumes from the Haynesville and Eagle Ford shale areas.  These record results more than offset challenges we had at our octane enhancement facility, which was out of service for most of the quarter due to maintenance and unplanned mechanical repairs and reduced gross operating margin by at least $35 million.  Our octane enhancement facility has since returned to full commercial operations.  We were also negatively impacted by lower propane pipeline volumes due to warmer than normal weather and lower demand to transport refined products from the Gulf Coast to the Midwest.  Broadly, our integrated system of assets continued to benefit from production growth in non-conventional shale resource plays and from increased demand for NGLs by the U.S. petrochemical industry and international customers.”

“During the remainder of 2012, we are scheduled to complete construction and begin commercial operations with respect to approximately $3 billion of organic growth projects that will generate new sources of cash flow for our partnership.  In the Eagle Ford shale area of South Texas, the first 300 million cubic feet per day train of our Yoakum natural gas processing plant should begin commercial operations during May 2012.  Natural gas and NGL pipelines and storage facilities that support the plant are also beginning operations.  The second train of our Yoakum plant is scheduled to commence operations in July 2012.  Each of the trains at the Yoakum facility has the capacity to produce approximately 30,000 barrels per day of NGLs.  In addition, the first phase of our 450,000 barrel per day Eagle Ford shale crude oil pipeline is scheduled to begin service in June 2012.  Additionally, we are on schedule to complete construction and begin reversing the flow on the Seaway Crude Oil Pipeline from Cushing, Oklahoma to the Texas Gulf Coast as early as May 17, 2012,” said Creel.

“We concluded the first quarter with a strong balance sheet and financial flexibility.  During the quarter, we were successful in monetizing 26.3 million common units of our investment in Energy Transfer Equity, which resulted in nearly $1 billion of proceeds.  This enabled us to fund approximately $900 million in growth capital expenditures during the first quarter of 2012, while maintaining $3.6 billion of liquidity at March 31, 2012,” concluded Creel.

Review of First Quarter 2012 Results

Net income for the first quarter of 2012 was $656 million versus $435 million for the first quarter of 2011.  Net income attributable to limited partners for the first quarter of 2012 was $0.73 per unit on a fully diluted basis compared to $0.49 per unit on a fully diluted basis for the first quarter of 2011.  Net income for the first quarter of 2012 includes an income tax benefit of $47 million, or $0.05 per unit on a fully diluted basis, associated with the conversion of certain subsidiaries to limited liability companies and gains of $53 million, or $0.06 per unit on a fully diluted basis, from the sale of 26.3 million common units of Energy Transfer Equity.

On April 13, 2012, we announced that the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the first quarter of 2012 to $0.6275 per unit, representing a 5.0 percent increase over the $0.5975 per unit rate that was paid with respect to the first quarter of 2011.  Enterprise generated record distributable cash flow of $1.6 billion for the first quarter of 2012 compared to $694 million for the first quarter of 2011.  Distributable cash flow for the first quarter of 2012 included $976 million of net proceeds from the sale of Energy Transfer Equity common units and a net cash loss of $78 million on the settlement of certain interest rate hedges, most of which were associated with Enterprise’s February 2012 issuance of $750 million principal amount of 4.85 percent senior notes due 2042.

Enterprise’s distributable cash flow for the first quarter of 2012 provided 3.0 times coverage of the cash distributions that will be paid on May 9, 2012 to unitholders of record on April 30, 2012.  Excluding proceeds from the sale of Energy Transfer Equity common units and payments to settle the interest rate hedges, distributable cash flow for the first quarter of 2012 would have been $731 million and provided 1.4 times coverage of the cash distributions declared with respect to the quarter.  The partnership retained approximately $1.1 billion of distributable cash flow for the first quarter of 2012, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.

Revenues for the first quarter of 2012 increased to $11.3 billion from $10.2 billion in the same quarter of 2011 primarily attributable to higher commodity prices and volumes.  Changes in our revenues and operating costs and expenses quarter-to-quarter are explained in part by changes in energy commodity prices.  In general, higher energy commodity prices result in an increase in our revenues attributable to the sale of NGLs, natural gas, crude oil, petrochemicals and refined products; however, these higher commodity prices also increase the associated cost of sales as purchase costs rise.

Review of Segment Performance for the First Quarter of 2012

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was a record $655 million for the first quarter of 2012, a 30 percent increase compared to $504 million for the same quarter of 2011.

Enterprise’s natural gas processing and related NGL marketing business generated record gross operating margin of $422 million for the first quarter of 2012 compared to $278 million for the first quarter of 2011.  This $144 million increase was largely due to an increase in natural gas processing margins and NGL sales margins.  Our natural gas processing plants also benefitted from a 12 percent increase in fee-based volumes to a record 4.1 Bcfd.  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) was 112 MBPD for the first quarter of 2012 compared to 119 MBPD for the first quarter of 2011.

Gross operating margin from the partnership’s NGL pipelines and storage business was $168 million for the first quarter of 2012 compared to $180 million for the first quarter of 2011.  The Mid-

America and Seminole pipeline systems reported a $15 million increase in gross operating margin due to an increase in system-wide tariffs that became effective in July 2011 and an 84 MBPD increase in pipeline volumes.  This favorable variance was more than offset by the effects of a decrease in NGL volumes and higher operating expenses.  NGL volumes transported to fractionators in Louisiana were lower during the first quarter of 2012 as a result of the start-up of Enterprise’s fifth NGL fractionator at Mont Belvieu, Texas in October 2011 and propane volumes on the Dixie pipeline decreased due to warmer weather this past winter.  This business reported total NGL pipeline volumes of 2.3 million BPD in the first quarter of 2012, a 26 MBPD decrease from the first quarter of 2011.

Enterprise’s NGL fractionation business reported gross operating margin of $65 million for the first quarter of 2012 compared to $47 million reported for the same quarter of 2011.  Our Mont Belvieu fractionators accounted for $14 million of this increase in gross operating margin primarily due to higher volumes and revenues associated with our fifth NGL fractionator that went into service in October 2011.  Enterprise’s South Texas and Hobbs fractionators also reported increases in gross operating margin.  Fractionation volumes for the first quarter of 2012 increased 13 percent to a record 623 MBPD compared to 549 MBPD in the first quarter of 2011.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported a $47 million, or 30 percent, increase in gross operating margin for the first quarter of 2012 to a record $206 million from $159 million for the first quarter of 2011.  The Acadian Gas system reported a $41 million increase in gross operating margin as a result of its Haynesville Extension pipeline going into service on November 1, 2011.  Gross operating margin from the Texas Intrastate system increased $29 million from the first quarter of 2011 on an 11 percent increase in pipeline volumes that was primarily attributable to growing production from the Eagle Ford Shale.  This was partially offset by a $14 million decrease in gross operating margin associated with Mississippi natural gas storage and Alabama pipeline assets that were sold in December 2011 and August 2011, respectively.  Gross operating margin from natural gas marketing activities decreased $6 million primarily due to lower sales margins.  Total onshore natural gas pipeline volumes increased 1.4 TBtud, or 12 percent, to 13.1 TBtud for the first quarter of 2012.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Onshore Crude Oil Pipelines & Services segment increased 24 percent, or $7 million, to $39 million for the first quarter of 2012 from $32 million for the first quarter of 2011.  Most of Enterprise’s major onshore crude oil pipelines and marketing activities reported increases in gross operating margin for the first quarter of 2012 on higher volumes and sales margins.  Total onshore crude oil pipeline volumes increased to 706 MBPD for the first quarter of 2012 from 666 MBPD for the first quarter of 2011.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment decreased by $9 million to $52 million for the first quarter of 2012 compared to $61 million for the same quarter of 2011.

The Independence Hub platform and Trail pipeline reported a decrease in aggregate gross operating margin of $9 million to $28 million for the first quarter of 2012 from $37 million for the first quarter of 2011 as the result of lower demand fee revenues and lower volumes.  The Independence Hub platform earned demand fee revenues of approximately $4.6 million per month over a sixty-month period that began when it commenced operations in March 2007 until that period expired in March 2012.  Natural gas volumes on the Independence Trail pipeline were 410 billion British thermal units per day (“BBtud”) for the first quarter of 2012 compared to 511 BBtud reported for the first quarter of 2011.  Total offshore natural gas pipeline volumes (including those for Independence Trail) decreased 0.2 TBtud to 1.0 TBtud for the first quarter of 2012 compared to the first quarter of 2011.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $20 million for the first quarter of 2012 compared to $21 million for the first quarter of 2011.  Offshore crude oil pipeline volumes were lower in the first quarter of 2012 primarily due to maintenance at certain upstream third party platforms and producing wells.  Total offshore crude oil pipeline volumes were 288 MBPD in the first quarter of 2012 versus 299 MBPD in the same quarter of 2011.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $98 million for the first quarter of 2012 compared to $112 million for the first quarter of 2011.

The partnership’s propylene business reported gross operating margin of $61 million for the first quarter of 2012 compared to $49 million in the first quarter of 2011 primarily due to higher sales margins.  Propylene fractionation volumes were 72 MBPD in the first quarter of 2012 compared to 73 MBPD the first quarter of 2011.  Related propylene pipeline volumes were 78 MBPD during both the first quarters of 2012 and 2011.

Enterprise’s butane isomerization business reported gross operating margin of $21 million in the first quarter of 2012 compared to $26 million in the first quarter of 2011 due to a decrease in isomerization volumes and revenues from the sales of byproducts.  Butane isomerization volumes during the first quarter of 2012 were 82 MBPD compared to 88 MBPD in the first quarter of 2011.  The decrease in isomerization volumes was attributable in part to downtime at Enterprise’s octane enhancement facility.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business was a loss of $13 million for the first quarter of 2012 compared to a profit of $6 million for the first quarter of 2011.  This $19 million decrease in gross operating margin is primarily due to downtime and repair and maintenance expenses associated with operational issues at the octane enhancement facility in the first quarter of 2012.  We estimate that gross operating margin for the first quarter of 2012 was reduced by at least $35 million from the combination of lost revenues and higher expenses associated with the operational issues.  The octane enhancement facility returned to full commercial operations in late March 2012.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $12 million for the first quarter of 2012 compared to $18 million for the first quarter of 2011.  This decrease in gross operating margin was largely due to a 13 percent decrease in pipeline volumes as a result of less demand to transport refined products from the Gulf Coast to the Midwest and lower demand for propane in the northeast United States due to warmer weather.  Pipeline volumes for this business were 559 MBPD for the first quarter of 2012 compared to 642 MPBD for the first quarter of 2011.

Capitalization

Total debt principal outstanding at March 31, 2012 was approximately $14.6 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At March 31, 2012, Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under our revolving credit facility) of approximately $3.6 billion.

Total capital spending in the first quarter of 2012, net of contributions in aid of construction costs, was approximately $1.0 billion, which includes $90 million of sustaining capital expenditures.

Conference Call to Discuss First Quarter 2012 Earnings

Today, Enterprise will host a conference call to discuss first quarter 2012 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include approximately 50,600 miles of onshore and offshore pipelines; 190 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined products transportation, storage and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.		Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended March 31,
	2012	2011
Revenues	$11,252.5	$10,183.7
Costs and expenses:
Operating costs and expenses	10,467.2	9,537.1
General and administrative costs	46.3	37.9
Total costs and expenses	10,513.5	9,575.0
Equity in income of unconsolidated affiliates	9.9	16.2
Operating income	748.9	624.9
Other income (expense):
Interest expense	(186.5)	(183.8)
Other, net	58.7	0.5
Total other expense	(127.8)	(183.3)
Income before income taxes	621.1	441.6
Benefit from (provision for) income taxes	34.4	(7.1)
Net income	655.5	434.5
Net income attributable to noncontrolling interests – Duncan (1)	--	(7.9)
Net income attributable to noncontrolling interests – other	(4.2)	(5.9)
Total net income attributable to noncontrolling interests	(4.2)	(13.8)
Net income attributable to limited partners	$651.3	$420.7

Per unit data (fully diluted):
Earnings per unit	$0.73	$0.49
Average limited partner units outstanding (in millions)	888.7	850.3
Other financial data:
Net cash flows provided by operating activities	$604.9	$802.7
Cash used in investing activities	$35.5	$726.4
Cash provided by (used in) financing activities	$(500.9)	$8.6
Gross operating margin (see Exhibit B)	$1,052.7	$875.4
Distributable cash flow (see Exhibit D)	$1,628.7	$693.7
Adjusted EBITDA (see Exhibit E)	$1,089.4	$890.4
Depreciation, amortization and accretion	$266.1	$241.1
Distributions received from unconsolidated affiliates	$27.0	$42.5
Total debt principal outstanding at end of period	$14,582.7	$14,038.0
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$968.1	$710.3
Investments in unconsolidated affiliates	50.6	3.8
Other investing activities	--	3.6
Total capital spending	$1,018.7	$717.7

(1)   Represents consolidated net income attributable to Duncan Energy Partners’ limited partner interests that were owned by parties other than Enterprise prior to completion of the Duncan Merger on September 7, 2011.

Enterprise Products Partners L.P.		Exhibit B
Gross Operating Margin – UNAUDITED
($ in millions)
	Three Months Ended March 31,
	2012	2011
Gross operating margin by segment:
NGL Pipelines & Services	$654.9	$504.4
Onshore Natural Gas Pipelines & Services	206.2	159.2
Onshore Crude Oil Pipelines & Services	39.3	31.8
Offshore Pipelines & Services	52.1	61.3
Petrochemical & Refined Products Services	97.8	112.4
Other Investments	2.4	6.3
Total gross operating margin	1,052.7	875.4
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(254.6)	(230.8)
Non-cash asset impairment charges	(5.4)	--
Operating lease expenses paid by EPCO	--	(0.2)
Gains from asset sales and related transactions	2.5	18.4
General and administrative costs	(46.3)	(37.9)
Operating income	$748.9	$624.9

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a part of our long-term business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Enterprise Products Partners L.P.		Exhibit C
Selected Operating Data – UNAUDITED

	Three Months Ended March 31,
	2012	2011
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,340	2,366
NGL fractionation volumes (MBPD)	623	549
Equity NGL production (MBPD) (2)	112	119
Fee-based natural gas processing (MMcf/d) (3)	4,134	3,698
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	13,081	11,678
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	706	666
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	962	1,155
Crude oil transportation volumes (MBPD)	288	299
Platform natural gas processing (MMcf/d)	356	445
Platform crude oil processing (MBPD)	21	16
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	82	88
Propylene fractionation volumes (MBPD)	72	73
Octane additive and other plant production volumes (MBPD)	4	13
Transportation volumes, primarily refined products and petrochemicals (MBPD)	659	743
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	3,993	4,074
Natural gas transportation volumes (BBtus/d)	14,043	12,833
Equivalent transportation volumes (MBPD) (4)	7,689	7,451

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.		Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	Three Months Ended March 31,
	2012	2011
Net income attributable to limited partners	$651.3	$420.7
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Depreciation, amortization and accretion	266.1	241.1
Distributions received from unconsolidated affiliates	27.0	42.5
Equity in income of unconsolidated affiliates	(9.9)	(16.2)
Sustaining capital expenditures	(90.4)	(52.7)
Gains from asset sales and related transactions	(55.2)	(18.4)
Proceeds from asset sales and related transactions	998.2	84.2
Monetization of interest rate derivative instruments	(77.6)	(5.7)
Deferred income tax expense (benefit)	(67.2)	0.8
Other miscellaneous adjustments to derive distributable cash flow	(13.6)	(2.6)
Distributable cash flow	1,628.7	693.7
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	90.4	52.7
Proceeds from asset sales and related transactions	(998.2)	(84.2)
Monetization of interest rate derivative instruments	77.6	5.7
Net effect of changes in operating accounts	(201.1)	120.0
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	7.5	14.8
Net cash flows provided by operating activities	$604.9	$802.7

We define distributable cash flow as net income or loss attributable to limited partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (3) the subtraction of sustaining capital expenditures; (4) the addition of losses or subtraction of gains from asset sales and related transactions; (5) the addition of cash proceeds from asset sales or related transactions; (6) the return of an investment in an unconsolidated affiliate or related transactions (if any); (7) the addition of losses or subtraction of gains on the monetization of interest rate derivative instruments recorded in accumulated other comprehensive income (loss); and (8) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.		Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
			Twelve Months
			Ended
	Three Months Ended March 31,		March 31,
	2012	2011	2012
Net income	$655.5	$434.5	$2,309.3
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(9.9)	(16.2)	(40.1)
Distributions received from unconsolidated affiliates	27.0	42.5	140.9
Interest expense (including related amortization)	186.5	183.8	746.8
Provision for (benefit from) income taxes	(34.4)	7.1	(14.3)
Depreciation, amortization and accretion in costs and expenses	264.7	238.7	1,016.5
Adjusted EBITDA	1,089.4	890.4	4,159.1
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(186.5)	(183.8)	(746.8)
Benefit from (provision for) income taxes	34.4	(7.1)	14.3
Gains from asset sales and related transactions	(55.2)	(18.4)	(192.5)
Deferred income tax expense (benefit)	(67.2)	0.8	(55.9)
Net effect of changes in operating accounts	(201.1)	120.0	(54.2)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	(8.9)	0.8	8.7
Net cash flows provided by operating activities	$604.9	$802.7	$3,132.7

We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.